English Version
                     SHARE PURCHASE AGREEMENT

                            between

(1) Sabine La Due, D-70599 Stuttgart, Birkenpilzstr. 9, represented by Mr Georg Pfauter by virtue of the notarized power of attorney dated April 30, 1997 (see Exhibit 1)

(2) Herman Pfauter, 284 Ravenscroft Drive, Goleta/Ca. 93117, USA, represented by Dr. Werner Wellhofer by virtue of the certified power of attorney, dated December 06, 1997 (see Exhibit 1 a)

(3) Dorothea Konig, Erzbergerstr. 47, D-70191 Stuttgart represented by Dr. Werner Wellhofer by virtue of the certified power of attorney, dated July 11, 1997 (see Exhibit 1 b)

(4) Michaela Evans, 225 Longmeadow Drive, Coppell, Texas 75019, USA represented by Dr. Werner Wellhofer by virtue of the certified power of attorney, dated December 18, 1997 (see Exhibit 1 c)

(5) Carl Eric Steinbeck, 5157 Verde Valley Lane # 2016, Dallas, Texas 75240, USA, represented by Dr. Werner Wellhofer by virtue of the certified power of attorney, dated December 23, 1996 (see Exhibit 1 d)

(6) Birgit Self, 3100 St. Ives Court, Plano, Texas 75075, USA, represented by Dr. Werner Wellhofer by virtue of the certified power of attorney, dated December 16, 1996 (see Exhibit 1 e)

(7) John Steinbeck, 5201 Plano Parkway, Plano, Texas 75093, USA represented by Dr. Werner Wellhofer by virtue of the certified power of attorney, dated December 23, 1996 (see Exhibit 1 f)

(8)   Georg Pfauter, Stresemannstr. 25, D-71634 Ludwigsburg

(9) Dr. Ingeborg Reichelt-Pfauter, Im Kirchle 17, D-70806 Kornwestheim represented by Prof. Dr. Hans Thummel by virtue of the notarized power of attorney, dated February 25, 1997 (see Exhibit 2)

(10) Sibylle Reichelt, Im Kirchle 17, D-70806 Kornwestheim represented by Prof. Dr. Hans Thummel by virtue of the notarized power of attorney, dated February 26, 1997 (see Exhibit 2 a)

(11) Anna-Lisa Pfauter, Elisa-Seniorenstift, Thouretallee 3/App. 15, D-71638 Ludwigsburg represented by Mrs Cornelia Pfauter by virtue of the general power of attorney dated 02.07.1996 (see Exhibit 2 b), who herself is represented by Prof. Dr. Hans Thummel by virtue of the notarized power of attorney, dated July 18, 1997 (see Exhibit 2 c)

(12) Cornelia Pfauter, Karl-Theodor-Strasse 97, D-80796 Munchen in her own name, represented by Prof. Dr. Hans Thummel by virtue of notorized power of attorney dated July 18, 1997 (see Exibit 3) and as executrix to the estate of Mr Michael Pfauter, deceased on 17.08.1994, by virtue of the letters testamentary dated 24.02.1995 (see Exhibit 3 a), in turn represented by Prof. Dr. Hans Thummel by virtue of power of attorney dated July 18, 1997 (see Exibit 3 b)

(13) Robert Pfauter, Holtenauerstr. 73, D-24105 Kiel, represented by Dr. Dieter Reichelt, Im Kirchle 17, D-70806 Kornwestheim;
      by virtue of the notarized power of attorney dated January 3, 1997 (see Exhibit 4)

(14)  Susanne Haindl, Beltweg 26, D-80805 Munchen

(15)  Christina Baumer, Am Blutenanger 47  b, D-80995 Munchen

(16)  Charlotte Wiese, Eugen-Nagele-Str. 25, D-71638 Ludwigsburg

(17)  Rosmarie Wiese, Eugen-Nagele-Str. 25, D-71638 Ludwigsburg

(18)  Annemarie Doherty, Eugen-Nagele-Str. 25, D-71638 Ludwigsburg

(19)  Evamarie Albrecht, Stresemann-Str. 52, D-71634 Ludwigsburg

(20)  Liselotte Weber, Eugen-Nagele-Str. 17, D-71638 Ludwigsburg

(21) Rose-Marie Gibbons, 16 Horns End Place, Cheney Street Middlesex HA5 2TL GB-Eastcote, Pinner

      (hereinafter, individually or collectively referred to as SELLERS)

                              and

(1)  GW Acquisition Corp.
     1209 Orange Street, Willmington, Delaware USA

     represented by David Burns, who is entitled to represent GW Acquisition Corp. alone


(2) Gleason Maschinenfabrik GmbH with its seat in Munich, HRB 116127 represented by its managing director John Kodweis, who is entitled to represent Gleason Maschinenfabrik GmbH alone

(3) Gleason-Hurth Maschinen und Werkzeuge GmbH with its seat in Munich, HRB 110558, represented by its managing director John Kodweis, who is entitled to represent Gleason-Hurth Maschinen und Werkzeuge GmbH alone

    (hereinafter, individually or collectively referred to as PURCHASERS)

                   -------------------------
                      dated 23 July 1997
                   -------------------------

     regarding the sale and purchase of 100 % (hundred percent) of the limited partnership capital of Hermann Pfauter GmbH & Co.

          (hereinafter referred to as the AGREEMENT)

                           Recitals

(A) Hermann Pfauter GmbH & Co., a limited partnership organized under the laws of Germany (hereinafter referred to as the COMPANY) is registered with the Trade Register at the Ludwigsburg Municipal Court under number HRA 505. The general partner of the COMPANY, Hermann Pfauter Verwaltungsgesellschaft mit beschrankter Haftung, a limited liability corporation organized under the laws of Germany
      (hereinafter referred to as the GMBH), is registered with the Trade Register at the Ludwigsburg Municipal Court under the number HRB
      244.

(B) The SELLERS and the GMBH respectively participate as follows in the fixed capital of the COMPANY in the total amount of DM 20,065,500.--:

      (1)  As general partner the GMBH with a contribution of DM 65,500.-

      (2) As limited partners the SELLERS with the following registered limited partnership capital contributions (i.e. sum by which liability is limited as registered in the Trade Register "Kommanditeinlagen"):

        Sabine La Due,          DM       193,843.--
        Herman Pfauter          DM     1,789,733.--
        Dorothea Konig          DM       699,858.--
        Michaela  Evans         DM       193,452.--
        Carl Eric Steinbeck     DM       197,346.--
        Birgit Self             DM       193,453.--
        John Steinbeck          DM       197,347.--
        Georg Pfauter           DM       797,165.--
        Dr. Ingeborg Reichelt-
        Pfauter                 DM     3,106,973.--
        Sibylle Reichelt        DM     1,174,686.--
        Anna-Lisa Pfauter       DM       205,060.--
        Cornelia Pfauter        DM     2,038,299.--
        in her own name and
        as executrix to the
        estate of Mr Michael
        Pfauter, deceased on
        17.08.1994

        Robert Pfauter          DM     2,038,299.--
        Susanne Haindl          DM       205,060.--
        Christina Baumer        DM     2,083,984.--
        Charlotte Wiese         DM     1,946,206.--
        Rosmarie Wiese          DM       486,552.--
        Annemarie Doherty       DM       486,552.--
        Evamarie Albrecht       DM       486,552.--
        Liselotte Weber         DM       486,552.--
        Rose-Marie Gibbons      DM       993,028.--

                                DM    20,000,000.--     DM 20,000,000.--
        total  amount                                   DM 20,065,500.--

      (3)  It is understood that the SELLERS number (17) through number
           (20) also act as sub-participants according to sub-participation agreements with the SELLER number(16).

(C) The registered share capital of the GMBH amounts to DM 65,500.--. The share capital of the GMBH is entirely held by the COMPANY.

(D)   The COMPANY has the following affiliates and participations:

      GMBH

      Pfauter Italia S.p.A., Bologna, Italy
      Pfauter S.R.L., Bologna, Italy
      Mecup / Pfauter-Maag Srl., Bologna, Italy (hereinafter collectively referred to as PFAUTER ITALY)


      Pfauter France S.A.R.L., Le Vesinet, France
      American Pfauter Management Inc., Rockford, Illinois USA
      American Pfauter L.P. ("APL"), Rockford, Illinois USA
      Pfauter / Maag Cutting Tools L.P. ("PMCT"), Rockford, Illinois USA Pfauter Cutting Tools Inc., Rockford, Illinois USA ("PCTI")
      German Machine Tool Service-Center Co. Ltd., Tianjin, China

      These affiliates and participations are in the following collectively or generally referred to as the "AFFILIATES". The capitalization and ownership of these AFFILIATES are set forth in Schedule D.

      The AFFILIATES are duly organized, validly existing and in good standing under the laws of their respective jurisdictions.

      Schedule D contains a list of each jurisdiction in which the COMPANY and each of the AFFILIATES are licensed or qualified to conduct business. Neither the ownership of the assets nor the conduct of the business of the COMPANY and/or the AFFILIATES requires them to be licensed or qualified in any other jurisdiction in which the COMPANY and/or the AFFILIATES conduct business or own any assets.

      Unless specified in Schedule D neither the COMPANY nor any of the AFFILIATES own any shares in any corporation or any interest in any other partnership or other entity.

      The COMPANY is not licensed, registered or qualified to conduct business in any jurisdiction in the United States. The nature of its activities does not require that it be so licensed or registered or qualified.

(E) Some of the SELLERS have granted sub-participations in their shares to other individuals. These are stated in Schedule E and will be terminated on or before the EFFECTIVE DATE with no unsatisfied rights provided that the PURCHASERS have complied with their payment obligations pursuant to sections 2.2. and 2.3.

(F) The parties hereto desire that pursuant to the terms and conditions of this AGREEMENT the limited partners' shares held by the SELLERS in the

      COMPANY (in the following collectively or generally referred to as the SHARES) shall be sold and assigned to the PURCHASERS.


Now, therefore, the parties agree as follows:



1.     Sale and Assignment of SHARES

1.1 The SELLERS number (2),(3),(8) to (13) and (15) to (21) hereby sell and assign in accordance with the German law of obligations ("mit schuldrechtlicher Wirkung") with effect from the EFFECTIVE DATE
       (as defined in section 6.1 hereof) their SHARES to the PURCHASER number (1). It is hereby understood, however, that the assignment within the meaning of the real transfer of the shares ("mit dinglicher Wirkung") shall only become effective upon the PURCHASER number (1) being registered in the Ludwigsburg Trade Register as new limited partner of the COMPANY by way of special legal succession.

       PURCHASER number (1) hereby accepts this sale and assignment.

1.2 The SELLERS number (4) to (7) and (14) hereby sell and assign in accordance with the German law of obligations ("mit schuldrechtlicher Wirkung") with effect from the EFFECTIVE DATE their SHARES to the PURCHASER number (2). It is hereby understood, however, that the assignment within the meaning of the real transfer of the shares ("mit dinglicher Wirkung") shall only become effective upon the PURCHASER number (2) being registered in the Ludwigsburg Trade Register as new limited partner of the COMPANY by way of special legal succession.

       PURCHASER number (2) hereby accepts this sale and assignment.

1.3 The SELLER number (1) hereby sells and assigns in accordance with the German law of obligations ("mit schuldrechtlicher Wirkung") with effect from the EFFECTIVE DATE its SHARE to the PURCHASER number (3). It is hereby understood, however, that the assignment within the meaning of the real transfer of the shares ("mit dinglicher Wirkung") shall only become effective upon the PURCHASER number (3) being registered in the Ludwigsburg Trade Register as new limited partner of the COMPANY by way of special legal succession.

       PURCHASER number (3) hereby accepts this sale and assignment.

1.4 The sales and assignments pursuant to sections 1.1, 1.2 and 1.3. hereof shall include as of the EFFECTIVE DATE all rights and obligations arising from the SHARES including without limitation the right to receive profits and the obligation to assume losses as well as all credit and debit balances on the SELLERS' individual accounts with the COMPANY. The assignments include all these rights in the widest sense, insofar as nothing to the contrary is stipulated elsewhere in this AGREEMENT. It is hereby understood, however, that the PURCHASERS do not assume any personal obligations of the SELLERS vis-a-vis third parties, including but not limited to tax obligations.

1.5 By waiving the formalities and time-limits for the convening and holding of a partners' meeting and the adoption of a resolution by the partners, the SELLERS hereby consent to the abovementioned assignments. The GMBH has given its relevant consent separately, which the SELLERS hereby warrant.


2.     Purchase Price / Payment

2.1 The total purchase price payable by the PURCHASERS for the SHARES to the SELLERS shall amount to US $ 26,300,000.-- (in letters: twenty-six million three hundred thousand US Dollars) less the following payments, which have been made by the COMPANY or any of the AFFILIATES, or which any of them is obligated to pay,
       (i) $300,000 to David Goodfellow; (ii) US $ 198,000 to Miriam Schaal; and (iii) the aggregate amount paid by the COMPANY or any AFFILIATE of fees of attorneys, accountants and other consultants of SELLERS in connection with the transactions contemplated by this AGREEMENT which will not include however accountants' fees for the customary auditing and tax services including but not limited to those relating to the financial statements of the COMPANY and the AFFILIATES as of December 31, 1996 and the interim financial statements of the COMPANY and of the AFFILIATES as of the EFFECTIVE DATE and furthermore will not include fees for services requested by PURCHASERS or PURCHASERS' accountants and rendered by the COMPANY'S and/or the AFFILIATES' accountants and consultants and
       (iv) payments after 1 July 1996 to or for the benefit of the SELLERS or to or for the benefit of persons affiliated to the SELLERS which are not covered by this AGREEMENT, the Partnership Agreement of the COMPANY and/or the AFFILIATES, the resolutions of Shareholder
       Meetings or the Advisory Board as set forth in Schedule 6.2 and/or by other contracts, especially pension, employment or consultancy agreements between the COMPANY and the SELLERS or persons affiliated to the SELLERS as set forth in the Schedules to this AGREEMENT.
       The PURCHASERS shall not be entitled to seek payments from the SELLERS for the amounts which have reduced the purchase price according to
       (i) through (iv) above and will hold the SELLERS harmless from any claims of the COMPANY and/or the AFFILIATES therefore.

       The total purchase price is to be paid as follows:

       (a) The purchase price payable by PURCHASER number (1) for the SHARES stipulated in section 1.1 hereof shall be 94.10% of the purchase price as stipulated in section
            2.1. above. The individual allocation of this partial purchase price to the SELLERS pursuant to section 1.1 hereof shall be agreed upon separately by these SELLERS without the participation of PURCHASER number (1).

       (b) The purchase price payable by PURCHASER number (2) for the SHARES stipulated in section 1.2 hereof shall be 4.93% of the purchase price as stipulated in section

            2.1. above. The individual allocation of this partial purchase price to the SELLERS pursuant to section 1.2 hereof shall be agreed upon separately by these SELLERS without the participation of PURCHASER number (2).

       (c) The purchase price payable by PURCHASER number (3) for the SHARE stipulated in section 1.3 hereof shall be 0.97% of the purchase price as stipulated in section 2.1. above. The individual allocation of this partial purchase price to the SELLERS shall be agreed upon separately by the SELLERS without the participation of PURCHASER number (3).

2.2 The purchase price less the HOLDBACK pursuant to section 2.3 hereof is payable by way of checks guaranteed by Chase Manhattan Bank to be delivered on the EFFECTIVE DATE. These bank guaranteed checks shall be payable to and delivered to the SELLERS' representatives designated in section 11.1 of this AGREEMENT (SELLERS' REPRESENTATIVES). With the delivery of these checks guaranteed by Chase Manhattan Bank the PURCHASERS shall have complied with all their obligations with respect to the payment of the purchase price less the HOLDBACK.

2.3 As security for the obligations of the SELLERS to provide indemnifi-cation pursuant to section 3 of this AGREEMENT a partial amount of US $2,000,000 (in letters: two million US Dollars)(HOLDBACK) of the total purchase price shall be paid by the PURCHASERS in proportion to the SHARES acquired by each PURCHASER into an escrow account with the escrow agent (ESCROW AGENT) named in the escrow agreement set forth in Exhibit I (ESCROW AGREEMENT). The payment shall be made by way of delivery of checks guaranteed by Chase Manhattan Bank on the EFFECTIVE DATE to the ESCROW AGENT. The ESCROW AGENT shall administer this escrow account and make disbursements therefrom in accordance with the provisions of the ESCROW AGREEMENT, and SELLERS' REPRESEN-TATIVES and their duly authorized successors pursuant to the ESCROW AGREEMENT, are hereby authorized by the SELLERS to execute the ESCROW AGREEMENT on their behalf and to act on their behalf as specified in the ESCROW AGREEMENT.

       The credit balance on the escrow account after deduction of any payments to which the PURCHASERS are entitled pursuant to section 3 hereof shall be paid out to the SELLERS (A) 2 (two) years after the EFFECTIVE DATE or (B) 2 (two) months after PURCHASERS' last notice of claim prior to the expiration of such two year-period, whichever is later, except to the extent that (i) amounts have been paid to PURCHASERS or are being held subject to determination of the amount, if any, to which PURCHASERS may be entitled, pursuant to agreement of PURCHASERS and SELLERS' REPRESENTATIVES or a court order or arbitral decision, with respect to any claims of the PURCHASERS pursuant to section 3 hereof or (ii) arbitration is pending between PURCHASERS and SELLERS' REPRESENTATIVES with respect to any such claims, or (iii) PURCHASERS and SELLERS' REPRESENTATIVES reach agreement on an extension of such period. If the PURCHASERS file a petition for arbitration pursuant to section 11.7. hereof prior to the expiration of such period in order to preserve their contractual rights hereunder the SELLERS may not invoke that such a petition is premature, even though the fact or extent of any breach of warranty or the fact or amount of any damage sustained by the PURCHASERS has not yet been determined provided that such facts existed on or before the expiration of such period.


3.     Warranties of the SELLERS / Remedies of the PURCHASERS

3.1    Vis-a-vis the PURCHASERS the SELLERS warrant within the meaning of section 459 subsection 2 of the German Civil Code ("BGB") the following with effect of the date of this AGREEMENT and the EFFECTIVE DATE. All references to Schedules in this section 3 are to the Schedules to the Disclosure Letter dated the date of this AGREEMENT and delivered to the PURCHASERS by the SELLERS simultaneously with the execution of this AGREEMENT. On the EFFECTIVE DATE the SELLERS shall provide PURCHASERS with a further Disclosure Letter confirming that the SCHEDULES referred to in the aforementioned Disclosure Letter are still valid as of the EFFECTIVE DATE or if this is not the case set forth therein any changes and/or deviations therefrom that have occurred since the date of this AGREEMENT. It is understood, however, that the SELLERS shall cause the COMPANY and/or the AFFILIATES not to enter into any transactions outside the ordinary course of business during the period between the date of this AGREEMENT and the EFFECTIVE DATE without prior written consent of the PURCHASERS.

3.1.1 The statements in the recitals and in section 1.5 with respect to the COMPANY, the GMBH and the AFFILIATES are correct. Complete and correct copies of the COMPANY's Limited Partnership Agreement and the GMBH's Articles of Association as well as the Articles of Association and Limited Partnership Agreements of APL and PMCT as presently in force are set forth in Schedule 3.1.1.

3.1.2 The SELLERS are owners of the SHARES. These are free of encumbrances of any third party rights and in particular on the EFFECTIVE DATE free of sub-participation rights as set forth in detail in recital (E) above.

       None of the SELLERS is restricted by marital agreements in the execution of and the fulfilment of the obligations resulting from this AGREEMENT. The spouses of the SELLERS have so far as required given their consent in accordance with the provisions of section 1365 of the German Civil Code to the sale and assignment of the SHARES.
       The SHARES do not represent all or substantially all of the  assets of any of the SELLERS within the meaning of section 419 of the German
       Civil Code.   SELLER (13) however cannot provide this warrenty.
       Therefore SELLER (12) shall hold harmless the PURCHASERS from any obligations the PURCHASERS may have under Section 419 German Civil Code.

       There are no other shares or any other rights in the COMPANY, the GMBH or the AFFILIATES or the SHARES than those specified herein in this AGREEMENT and its Schedules with the exception of a silent participation in the COMPANY by Dr. Walter Eggert, the terms of which are set forth in Schedule 3.1.2.

3.1.3  The SELLERS' power of disposal of the SHARES is not limited.

3.1.4 The share capital of the GMBH has been fully paid in and has not been repaid in whole or in part in any way. The limited partnership capital contributions of the SELLERS have also been fully paid in and, apart from the exceptions set forth in Schedule 3.1.4, have not been repaid in whole or in part.

3.1.5 The financial statements as of 28 December 1996 of PMCT and the financial statements as of 31 December 1996 of the COMPANY and the other AFFILIATES set forth in Schedule 3.1.5 fairly present the financial position and the results of operations for the COMPANY and the AFFILIATES with respect to the relevant dates and periods covered by these financial statements with the exception of those liabilities of the COMPANY that are set forth in Schedule 3.1.5.a. These financial statements were prepared on the basis of the books and records of the COMPANY and the AFFILIATES, respectively, in accordance with the principles of correct accounting applied for the COMPANY and, as far as the AFFILIATES are concerned in accordance with the accounting principles generally accepted in those countries where the registered offices of the AFFILIATES are located.

3.1.6 With the exception of the events relating to the COMPANY and the AFFILIATES set forth in Schedule 3.1.6, none of the following events has occurred with respect to PMCT after 28 December 1996 and with respect to the COMPANY and the other AFFILIATES after 31 December 1996, unless especially permitted in this AGREEMENT:

      (i) payments of dividends or withdrawals ("Entnahmen") or other transfer of assets in any kind to the SELLERS or other shareholders of the AFFILIATES;

      (ii)   transactions outside the ordinary course of business;

      (iii) any material changes in the financial conditions, assets, liabilities or business operations; and to the best knowledge and belief of the SELLERS no such material changes are likely to occur;

      (iv) substantial amendments, supplements or terminations of material agreements to which the COMPANY and the AFFILIATES are a party;

      (v) the grant of any increase in the compensation of officers or employees(including any such increase pursuant to any bonus, pension, profit sharing or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice.

3.1.7 With the exception of the normal retentions of title and the security rights of banks set forth in Schedule 3.1.7, the COMPANY and the AFFILIATES have good and marketable title to all of their assets listed in the financial statements pursuant to section 3.1.5 or acquired since the relevant dates of these financial statements (except assets sold or otherwise disposed of subsequently to such dates in the ordinary course of business), free and clear of any rights of third parties.

3.1.8 Schedule 3.1.8 lists all real property owned by the COMPANY, APL and PMCT and all real property and buildings leased by them. With the exception of the real property situated in Daimler Street 3/5 in Ludwigsburg, all real properties and the structures thereon are in satisfactory condition, consistent with their present use. None of these plants and structures, or use thereof contravenes or violates any laws, decrees or orders by a governmental authority in any material respect.

3.1.9  So far as not otherwise set forth in Schedule 3.1.9

      (i) neither the COMPANY nor any of the AFFILIATES are involved in any court or arbitration proceedings either as plaintiff or as defendant or any other type of intervening party;

      (ii) with the exception of the alleged patent infringement set forth in Schedule 3.1.20 no circumstances are known from which can be inferred that the COMPANY or any of the AFFILIATES are threat-ened with orders, judgments or decrees of any court or other tribunal ordering or requiring the COMPANY or any of the AFFILIATES to take any action of any kind with respect to its business operations or assets.

3.1.10 Within the time and manner prescribed by law or, if it was not the case, without negative legal consequences, the COMPANY and the AFFILIATES have filed all federal, state or local tax returns and/or tax returns of foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon them including, without limitation, withholding tax returns; Schedule 3.1.10 lists for each of the COMPANY and the AFFILIATES the last tax return for each tax filed. Copies of these documents have been submitted to the PURCHASERS prior to the signature of this AGREEMENT. For such period of time up to the EFFECTIVE DATE for which taxes will become due, such taxes (i) have been paid in full, (ii) are provided for in the financial statements of the COMPANY and the AFFILIATES pursuant to section 3.1.5 or (iii) will be pursuant to the interim financial statements as of the EFFECTIVE DATE prepared on a consistent basis unless anything to the contrary is stated in
       Schedule 3.1.10.

       The COMPANY and APL and PMCT have each been determined to be a partnership for United States tax purposes and have been consistently treated as such for all matters of United States taxation since the time such determination was relevant under United States tax law.

       No audits of federal, state, local or foreign tax returns of the COMPANY or any of the AFFILIATES are currently in progress, nor is any audit announced. Schedule 3.1.10 indicates for both the COMPANY and the AFFILIATES the periods for which tax audits have been carried out by the respective fiscal authorities and the taxes covered by such audits.

       No taxes other than those paid (i) according to the tax returns described or listed pursuant to this section 3.1.10 or (ii) provided for in the financial statements of the COMPANY and the AFFILIATES pursuant to section 3.1.5 or pursuant to the interim financial statements as of the EFFECTIVE DATE for the respective period or (iii) set forth in Schedule 3.1.10 shall be payable by the COMPANY or the AFFILIATES for any periods prior to the EFFECTIVE DATE.

3.1.11 To SELLERS' best knowledge, the COMPANY and the AFFILIATES are not violating any laws and regulations applicable to the conduct of their business, and they are in possession of all official permits material to the conduct of their business as presently operated.

3.1.12 To SELLERS' best knowledge, the COMPANY, APL and PMCT are insured against all material risks customary for the business pursuant to the insurance policies set forth in Schedule 3.1.12 and none of the insurances will terminate upon the transfer of the SHARES to the PURCHASERS.

3.1.13 Schedule 3.1.13 contains a complete list of all employees and managing directors of the COMPANY and the AFFILIATES including their position, salary, termination period, entrance date and other particularities.

       Schedule 3.1.13 further contains a complete list of all shop agreements ("Betriebsvereinbarungen"), collective bargaining agreements ("Tarifvertrage") and comparable rules and regulations applicable to the COMPANY and the AFFILIATES, including without limitation "employee benefit plans" as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to the AFFILIATES located in the United
       States, and all contributions required by law for such benefit plans have been timely made, and there are no funding deficiencies for current benefit plans or any liabilities for plans that have been terminated or otherwise wound up. There have been no violations of ERISA reporting requirements and nothing has occurred with respect to the operation of any AFFILIATE United States plan that would cause the loss of qualification or the imposition of any penalty, tax, or other liability.

       Schedule 3.1.13 further includes a complete list of all pension claims ("Pensionsverpflichtungen und Anwartschaften") related to the employees and managing director of the COMPANY and the AFFILIATES, and Schedule 3.1.13.a separately sets forth a complete list of all pension claims of any SELLERS or former limited partners and other persons related to SELLERS or former limited partners as well as the consultancy agreement with Herman Pfauter, dated October 10, 1984 (see Schedule 3.1.13 b), including the terms and amounts of each such claim.

       Except as set forth in Schedule 3.1.13

         (i) no unfair labour practice complaint is pending against the COMPANY or any of the AFFILIATES before any governmental agency or other judicial or administrative forum, and no labour strike or other labour trouble affecting the COMPANY or the AFFILIATES is pending;

         (ii) no organisation or representation question ("Fragen hinsichtlich der Zusammensetzung des Betriebsrats")is pending in respect of any employees of the COMPANY or the AFFILIATES; and

         (iii) there is no shop agreement, collective bargaining agreement or similar contract or arrangement with regard to pension rights or profit or turnover participation of employees or similar benefits.

3.1.14 Except as set forth in Schedule 3.1.14 the following is true for the COMPANY, APL, PMCT and PFAUTER ITALY for all periods of time prior to the EFFECTIVE DATE:

         (i) no releases of environmentally hazardous substances have occurred except pursuant to an environmental permit or otherwise authorised by applicable environmental laws or regulations;

         (ii) no measures have to be taken in order to comply with obli-gations under environmental aspects stipulated by laws, decrees or orders by the competent governmental authorities nor have any such measures not been fully performed and completed;

         (iii) there are no pending or threatened claims relating to environ-mental aspects and, to the best knowledge of the SELLERS, there are also no facts or circumstances which reasonably could be expected to form the basis of one or more of such claims;

         (iv) no underground storage tanks (USTs) are currently located at any of the premises, and all prior USTs were properly removed, and any contaminated soil or ground water properly remediated in accordance with all applicable environmental laws, decrees and orders of governmental authorities;

         (v) no asbestos, radon, PCBs or equipment or material containing asbestos, radon or PCBs that are required under current law to be removed or remediated is currently located at any of the premises;

         (vi) There are no environmental conditions at any of the premises or any other facts, circumstances or conditions which reasonably could be expected to substantially restrict or prevent the ownership, occupancy, use or transferability of any of the premises within present use.

         (vii) all of the premises have been operated in compliance with all applicable environmental laws, decrees and orders by governmental authorities;

         (viii) all environmental permits required for the operation of the premises have been obtained, are in effect, are being complied with in all respects, upon their present terms with no modifications or required approvals from governmental authorities.

3.1.15 Schedule 3.1.15 lists the names and addresses of every bank and other financial institution in which the COMPANY, APL and PMCT maintain an account (whether a check, savings or other account), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

3.1.16 To SELLERS' best knowledge the fixed assets of the COMPANY, APL and PMCT are in satisfactory operating condition subject to ordinary wear and tear, with the exception of the buildings on the real property situated in Daimler Street 3/5 in Ludwigsburg.

3.1.17 To SELLERS' best knowledge Schedule 3.1.17 contains a list of the ten largest customers of the COMPANY as well as of APL and PMCT.

        To SELLERS' best knowledge none of such customers has given notice terminating, cancelling or threatening to terminate or cancel any contract or relationship with the COMPANY or the named AFFILIATES, and the SELLERS are not aware of any material deterioration of any such relationship. Reference is made to the termination of the exclusive dealer agreement with the firm Kanzaki with effect from 31.12.1996.

3.1.18 Except as set forth in Schedule 3.1.18, to SELLERS' best knowledge none of the COMPANY's or AFFILIATES' principal suppliers has for the past two fiscal years given notice terminating, cancelling or threatening to terminate or cancel any contract or relationship with the COMPANY or the named AFFILIATES; and the SELLERS are not aware of any material deterioration of any such relationship.

3.1.19 Except as set forth Schedule 3.1.19 no product liability claims are pending or to SELLERS' best knowledge threatened to be initiated against the COMPANY, APL, PMCT or PFAUTER ITALY.

3.1.20 The COMPANY, APL and PMCT are owners or licensees of all intellectual property rights including intellectual property rights set forth in
        Schedule 3.1.20 and of the know-how required to conduct their business. Except as set forth in Schedule 3.1.20, no proceedings because of infringement of rights are pending or threatened to be initiated. Schedule 3.1.20 lists all patents, patent applications, trademarks and licenses of any intellectual property owned or licensed by or to the COMPANY, APL or PMCT except of ordinary hard and software standard licences.

3.1.21 To SELLERS' best knowledge, except as set forth in Schedule 3.1.21 all contracts or agreements to which the COMPANY, APL or PMCT are a party have been performed by the COMPANY, APL or PMCT pursuant to the respective contractual terms and conditions, unless the non-performance of obligations was justified and with respect to none of the contracts or agreements any contractual violations, non-performances or late performances have occurred or have been announced or are reasonably to be expected on the part of the COMPANY, APL or PMCT or on the part of the respective contract partner.

        Except as set forth in Schedule 3.1.21 or any other provision of or Schedule to this AGREEMENT, neither the COMPANY nor the AFFILIATES are party to any agreement, contract, lease or licence

       (i) which involves payment by it or them subsequent to the date of this AGREEMENT or the EFFECTIVE DATE of more than US $200,000 (in letters two hundred thousand US Dollars)in any 12-month period; or

       (ii) which has a remaining term of more than 12 (twelve) months and cannot on or any time after the first anniversary of the EFFECTIVE DATE be terminated by it on 90 (ninety) or fewer days notice without material penalty to it; or

       (iii) relating to the lease of any material personal property; or

       (iv) restricting their ability to engage in any material line of business.

3.1.22 Schedule 3.1.22 lists all loans, loan engagements, credit and overdraft facilities, promissory notes or other evidence of indebtedness relating to the borrowing or lending of money, guarantees of indebtedness or other obligations of third parties, mortgages, pledges, grants of security interest in or pledges of assets, derivative transactions or securities of any kind to which the COMPANY or any of the AFFILIATES is a party including any amount outstanding and owed by the COMPANY and/or any of the AFFILIATES.

3.1.23 Neither the COMPANY nor any of the AFFILIATES has any material liabilities or obligations which are not reflected in the financial statements pursuant to section 3.1.5 hereof or a Schedule except liabilities or obligations incurred in the ordinary course of business after the relevant date of those financial statements disclosure of which are not required by section 3.

3.1.24 To SELLERS' best knowledge with regard to all accounts receivable reflected in the financial statements of the COMPANY, APL and PMCT pursuant to section 3.1.5 of this AGREEMENT and those which have arisen in the ordinary course of business of the COMPANY, APL and PMCT since the relevant date of the financial statements there are no reasons for possible loss of any claims in excess of the usual bad debt reserve.

3.1.25 The value at which the inventory of the COMPANY, APL and PMCT is shown in the financial statements pursuant to section 3.1.5 reflects the inventory valuation policy utilized by the COMPANY, APL and PMCT and is in accordance with the principles of correct accounting as consistently applied.

       The COMPANY, APL or PMCT do not hold any items of inventory on consignment except as set forth in Schedule 3.1.25.

3.1.26 The SELLERS have disclosed any information which they must consider as being relevant for the decision of the PURCHASERS to enter into this AGREEMENT at all or at the terms and conditions provided for herein.

3.1.27 Whenever the term "best knowledge" is used in connection with any of the SELLERS' foregoing warranties in this section 3.1 such term shall not be limited to the knowledge of the SELLERS of certain circumstances relating to a specific warranty but shall include the knowledge of the GMBH the COMPANY and, where applicable, the AFFILIATES, as well as that of their managing directors and senior executives.

3.1.28 With the exception of the representations and warranties mentioned in sections 3.1.1 through 3.1.27 above the SELLERS give no further representations and warranties.

3.2 With regard to the PURCHASERS' claims in case of breach of warranties by the SELLERS the following shall apply:

3.2.1 If any of the SELLERS' warranties in section 3.1 hereof is totally or partially incorrect the PURCHASERS shall promptly upon becoming aware thereof notify the SELLERS' REPRESENTATIVES of such incorrect-ness and request to be placed in the position that they would have been in, had the warranty been correct. If, after a period of 6
       (six) weeks after receipt of such notification the SELLERS have not done so, they shall be jointly and severally liable vis-a-vis the PURCHASERS for any damages incurred by the PURCHASERS, the COMPANY or any of the AFFILIATES, as a result of such total or partial incorrectness. The PURCHASERS shall be entitled to be reimbursed from the HOLDBACK by the amount of and restricted to damages resulting from such incorrectness. However the PURCHASERS are not entitled to be reimbursed from the HOLDBACK to the extent the PURCHASERS, for the purpose of preserving customer relationships, intentionally fail to make a good faith reasonable effort to resolve claims vis-a-vis third parties, the fulfillment of which would reasonably be expected to eliminate or reduce warranty claims against the SELLERS; provided, however, in no event shall good faith reasonable efforts require PURCHASERS to threaten or commence litigation against a third party. However PURCHASERS' failure to litigate will not limit the right of SELLERS in an arbitration proceeding pursuant to section 3.2.5. to attempt to establish that the claim was a valid one. The above claims of the PURCHASERS do not require fault on the part of the SELLERS. Any claims by the PURCHASERS for incorrect warranties or for defects ("Fehler") other than those provided in section 3 hereof and the ESCROW AGREEMENT shall be excluded.

3.2.2 The PURCHASERS shall only be entitled to indemnification pursuant to section 3.2.1 hereof if the total damages suffered or incurred by the PURCHASERS exceed US $ 300,000.00 (in letters: three hundred thousand US Dollars), and shall in that event be entitled to indemnification for all such damages, limited however to section 3.2.3.

3.2.3 The aggregate amount for which the PURCHASERS will be entitled to indemnification for damages suffered or incurred as a result of breaches of warranties pursuant to section 3.2.1 hereof shall not exceed the amount of US $ 2,000,000.00 (in letters: two million US Dollars), i.e. the total amount of the HOLDBACK.

3.2.4 The limitations of sections 3.2.1 through 3.2.3 above are not applicable to incorrectnesses regarding the ownership of the SHARES and the shares in the AFFILIATES as shown in Schedule D. Insofar, general German Law shall apply.

       Furthermore, sections 3.2.1 through 3.2.3 above shall not apply to withdrawals made by any of the SELLERS contrary to the provisions in sections 3.1.6 (i) and/or 6.2. Such inadmissible withdrawals shall be fully repaid by the respective SELLER(S) to the COMPANY and/or the AFFILIATE(S) in question. Any further claims by the PURCHASERS with regard to such inadmissible withdrawals shall be excluded and the PURCHASERS shall hold the SELLERS harmless from any such further claims by the COMPANY and/or the AFFILIATES.

3.2.5 Any claims of the PURCHASERS based on incorrect warranties, (i) the validity of which has not been acknowledged by SELLERS'REPRESENTATIVES or (ii) which have not been asserted within a period of either (A) 2
       (two) years after the EFFECTIVE DATE or (B) 2 (two) months'after PURCHASERS' last notice of claim prior to the expiration of such 2-year period, whichever is later, by initiating arbitration proceedings pursuant to section 11.7 hereof, shall be excluded.

3.3 SELLERS hereby release, with effect from the EFFECTIVE DATE any management personnel of the COMPANY or any of the AFFILIATES who are retained as management personnel by any of them or the PURCHASERS following the EFFECTIVE DATE from any claims they, or any of them may have against such management personnel, except for intentional misbehaviour of such management personnel. The SELLERS however warrant with effect to the EFFECTIVE DATE that they have no knowledge of such intentional misbehaviour.


4. Warranties and Obligations of the PURCHASERS / Remedies of the SELLERS

4.1 The PURCHASERS warrant to the SELLERS within the meaning of section 459 subsection 2 of the German Civil Code as follows:

4.1.1 Each of the PURCHASERS is organized and validly existing under the laws of the country or state of its respective registered offices. The PURCHASERS and their representatives have all the requisite power and authority to enter into this AGREEMENT.

4.1.2 None of the PURCHASERS is a party to, subject to or bound by any agreement or judgment or decree of any court or governmental authority which would prevent the execution or performance of this AGREEMENT by the PURCHASERS or the acceptance of the sale and assignment of the SHARES pursuant to the terms of this AGREEMENT.

4.1.3 With the exception of the representations and warranties mentioned in sections 4.1.1, 4.1.2 above and 4.3.4 below the PURCHASERS give no further representations and warranties.

4.2 If any of the PURCHASERS' warranties in section 4.1 hereof is totally or partially incorrect the SELLERS shall promptly notify the PURCHASERS of such incorrectness and request from the PURCHASERS to be placed in the position that they would have been in, had the warranty been correct. If after a period of 6 (six) weeks after receipt at such notification the PURCHASERS have not done so, they shall be jointly and severally liable for any damages incurred by the SELLERS as a result of such total or partial incorrectness, subject to the same limitations and procedures except that relating to the HOLDBACK specified with respect to indemnification by SELLERS of PURCHASERS in section 3.2.1 - 3.2.4 hereof.

4.3    The PURCHASERS assume the following obligations vis-a-vis the SELLERS:

4.3.1 The PURCHASERS shall keep the SELLERS' REPRESENTATIVES informed without undue delay of all material developments regarding all judicial and extra-judicial disputes which arise or continue after the EFFECTIVE DATE so far as these affect the PURCHASERS' claims vis-a-vis the SELLERS pursuant to section 3 of this AGREEMENT.

4.3.2 If the PURCHASERS notify the SELLERS' REPRESENTATIVES that they have decided not to defend or prosecute a dispute pursuant to section
       4.3.1 the SELLERS' REPRESENTATIVES may assume the defence or prosecution of such dispute. The reasonable costs arising out of such defence or prosecution shall be paid out of the HOLDBACK if
       the defence or prosecution fails.   If the defence or prosecution
       is successful the PURCHASERS shall pay reasonable costs of such defence or prosecution which are not otherwise reimbursed not however to exeed 50% of (i) the recovery against a third party or (ii) the amount claimed by an unsuccessful third party.

4.3.3. Although the SELLERS shall be responsible for the filing of their tax returns with respect to the SHARES which relate to the assessment periods up to the EFFECTIVE DATE, the PURCHASERS shall assist the SELLERS in the preparation of these tax returns if and to the extent that material and information relating hereto is available at the COMPANY or any of its AFFILIATES. The SELLERS shall be entitled to decide on the contents of the declaration to be submitted to the relevant tax authorities for the uniform and separate profit allocation ("einheitliche und gesonderte Gewinnfeststellung") for 1996 of the COMPANY and/or the AFFILIATES, with the exception of the reporting related to the redemption of certain PMCT-Partnership interests in May of 1996, which shall be decided jointly by the parties hereto.

       The contents of such declarations for 1997 up through the EFFECTIVE DATE shall be jointly decided by the parties hereto, with the exception of elections under US Internal Revenue Code section 754, which shall be at the PURCHASERS' discretion.

4.3.4 The PURCHASERS will guarantee payment of the COMPANY'S obligations with respect to the pension claims of SELLERS or former limited partners and other persons related to SELLERS or former limited partners set forth in Schedule 3.1.13.a and the claims of SELLER number 2 according to his consultancy agreement in Schedule 3.1.13 b.


5.     Anti-Trust law

5.1 The parties hereto have jointly filed a pre-merger notification to the Federal Cartel Office ("Bundeskartellamt") which is presently being reviewed there.

5.2 The parties undertake to take all necessary measures and steps vis-a-vis the Federal Cartel Office to obtain as soon as possible the approval for the assignment of the SHARES to the PURCHASERS.
       For this purpose the parties shall exchange all information relating to the pre-merger notification and comply promptly with all inquiries and requests of the Federal Cartel Office. They shall keep each other apprised of the status of the proceedings at the Federal Cartel Office.


6.     Effective Date / Allocation of Results

6.1 The EFFECTIVE DATE within the meaning of this AGREEMENT shall be the last day of the month of the fulfilment, or waiver by the PURCHASERS of all conditions precedent pursuant to section 9 hereof except of section 9.1.6. and 9.1.7, which requires mutual waiver of the contracting parties, or another earlier date the parties hereto may mutual agree. On the EFFECTIVE DATE the management of the GMBH, the COMPANY and the AFFILIATES shall pass to the PURCHASERS and their business shall be conducted on PURCHASERS' account.

6.2 The SELLERS shall be entitled to the results of the COMPANY for the fiscal year 1996 and the period between 01 January 1997 and the EFFECTIVE DATE. For the latter period interim financial statements shall be jointly prepared by the parties hereto in order to ascertain the results of the COMPANY's operations.

       Notwithstanding the foregoing the SELLERS, however, shall only be entitled to withdrawals ("Entnahmen") for the fiscal year 1996 and the period between 01 January 1997 and the EFFECTIVE DATE to the extent that such withdrawals are admissible under the COMPANY's
       Limited Partnership Agreement (Schedule 3.1.1) and/or resolutions by the COMPANYS' shareholders or Advisory Board in accordance with the Limited Partnership Agreement prior to 01 July 1996 as set forth in detail in Schedule 6.2. Furthermore, payments and withdrawals to SELLERS or former limited partners and other persons related to SELLERS or former limited partners with regard to pension, employment or consultancy agreements as set forth in
       Schedule 6.2 a. or in any other Schedule to this AGREEMENT shall also be admissible. Payment of such aforementioned withdrawals and payments may also be claimed after the EFFECTIVE DATE. However, SELLERS shall not be entitled to any withdrawals, and no such withdrawals shall be made, whether before or after the EFFECTIVE
       DATE, with respect to any taxes which may be payable as a result of the sale of the SHARES pursuant to the AGREEMENT or gifts or other transfers of such Limited Partnership interests by present or former limited partners which have taken place after June 1, 1996. No other withdrawals or payments irrespective of their legal nature shall be due from the COMPANY or any of its AFFILIATES to the SELLERS. However, any withdrawals or payments that were actually made by or for the benefit of the SELLERS or former limited partners and other persons related to SELLERS or former limited partners for periods before January 1, 1996 shall remain unaffected.

       The COMPANY, and its successor, shall be entitled to any refund of US-taxes paid by any SELLER or his or her transferor whether directly or indirectly, for which such SELLER or transferor received a tax withdrawal from the COMPANY or any AFFILIATE for any period or periods beginning 01 January 1996 and ending on or prior to the EFFECTIVE DATE. Each SELLER shall promptly provide the COMPANY or its successor, with copies of any tax filings for which such refunds are claimed, and a certificate of an accountant specifying the portion of such refund applicable to a withdrawal from the COMPANY or its successor, and promptly notify the COMPANY, or its successor, of receipt of any such refund, and pay to the COMPANY, or its successor, the portion thereof applicable to a withdrawal, and will cooperate with the COMPANY, and its successor, as reasonably requested by it to effect, or enable it to effect, such refunds.


7.     Replacement of Officers

7.1 The members of the Advisory Board of the COMPANY and the relevant bodies of the AFFILIATES shall resign from their offices with effect from the EFFECTIVE DATE. Their remuneration for the current fiscal year 1997 shall be reduced proportionally.

7.2 Those managing directors of the GMBH and the AFFILIATES whose resignations are requested by PURCHASERS not later than the date of this AGREEMENT or 10 (ten) days prior to the EFFECTIVE DATE, whichever is later, shall also resign from their offices with effect from the EFFECTIVE DATE.

       Their employment contracts, which otherwise remain in force, will be adjusted in separate negotiations.

       Post contractual rights and obligations such as pension rights remain unaffected, provided that they are disclosed in the AGREEMENT in
       Schedule 7.2.

8.     Registration in the Trade Register

       On the EFFECTIVE DATE the parties hereto shall validly and irrevocably apply for all registrations in the Trade Register required as a result of this AGREEMENT.



9.     Conditions Precedent

9.1 The validity of this AGREEMENT shall be subject to satisfaction, or waiver by PURCHASERS or by both contracting parties pursuant to section 6.1. of the following conditions precedent:

9.1.1 Final and conclusive approval of the transaction pursuant hereto by the Federal Cartel Office;

9.1.2 Resignation of all members of the Advisory Board and members of the relevant bodies of the AFFILIATES pursuant to section 7.1 hereof;

9.1.3 Resignation of the managing directors requested by PURCHASERS pursuant to section 7.2 hereof;

9.1.4 PURCHASER number (1), Gleason Corp. or any other company affiliated to Gleason Corp., shall have purchased for US-$ 9.7 mio. on or before the EFFECTIVE DATE the 23.8% of partnership interests of PMCT that the COMPANY does not presently own. PURCHASERS shall cause PURCHASER number (1) and/or Gleason Corp. and/or any other company affiliated to Gleason Corp. to use reasonable good faith efforts to purchase such interest on terms acceptable to it.

9.1.5 The COMPANY shall have sold all shares of ENGRENASA owned by it or any of the AFFILIATES, without any claims, cost to or recourse against the COMPANY or the AFFILIATES, so that neither it nor any of them, nor from and after the EFFECTIVE DATE the PURCHASERS, shall have any obligations or liabilities whatsoever, contingent or otherwise, to or with respect to ENGRENASA. SELLERS shall furnish PURCHASERS on the EFFECTIVE DATE documentation in form and substance satisfactory to them evidencing such sale and indemnification of them and the COMPANY against any liabilities relating to ENGRENASA.

9.1.6 The ESCROW AGREEMENT shall have been executed by PURCHASERS, SELLERS' REPRESENTATIVES and the ESCROW AGENT.

9.1.7 Checks guaranteed by Chase Manhattan Bank handed over to SELLERS' REPRESENTATIVES pursuant to section 2.2 and to the ESCROW AGENT pursuant to section 2.3.

9.1.8 SELLERS shall have submitted to PURCHASERS duly signed and certified applications for registrations pursuant to section 8.

9.1.9 Submission of evidence satisfactory to the PURCHASERS by those SELLERS that have granted sub-participations in their SHARES pursuant to recital (E) that those sub-participations have been terminated with no unsatisfied rights.

9.2 Should any of the forementioned conditions precedent not be fulfilled, or be waived by the PURCHASERS, by (for the time being) 30 July 1997 then each party hereto shall be entitled, subject to the provisions relating to costs pursuant to section 10 hereof, to cancel this AGREEMENT by written notice to the other party.


10.    Costs

10.1 The transfer costs of this AGREEMENT, i.e., notarial and Trade Register fees, publication costs and filing fees under the Hart-Scott-Rodino Act and of the Federal Cartel Office (but excluding the fees of any advisors) or any real estate transfer tax ("Grunderwerbsteuer") that become due as a result of this AGREEMENT shall be paid by the PURCHASERS.

10.2 SELLERS and PURCHASERS, respectively, shall bear their own legal, accounting and consulting fees and any other costs incurred by them in connection with negotiations and conclusion of this AGREEMENT. Notwithstanding the foregoing provision the PURCHASERS shall not be entitled to seek payments from the SELLERS for the amounts which have reduced the purchase price according to section 2.1 (iii) and will hold the SELLERS harmless from any claims of the COMPANY and/or the AFFILIATES therefore.

11.    Concluding Provisions

11.1 All notices and other communications required or permitted hereunder shall be made in writing to the following representatives of the parties hereto:


       For the SELLERS nos. (9)-(13):         For the SELLERS nos. (1)-(8)
                                              and nos. (14)-(21):

        Prof.  Dr.  Hans Thummel              Dr.  Werner Wellhofer
        Thummel, Schutze & Partner            Fiedler & Forster
        Landhausstrasse 90                    Brienner Strasse 12
        70190 Stuttgart                       80333 Munchen

        For the PURCHASERS:                   with copy to:

        Gleason Corporation                   Nixon, Hargrave, Devans &
                                              Doyle LLP
        President                             Clinton Square
        P.O.   Box  22970                     P.O. Box 1051
        1000 University Avenue                Rochester,  NY, 14603
        Rochester, NY 14692

       or to such other addresses as any of the foregoing may have designated in writing.

11.2 Unless specifically provided for in other provisions hereof, the parties hereto shall cooperate in good faith in order to consummate this AGREEMENT and take all actions and render all statements that are necessary herefore.

11.3 This AGREEMENT including all Exhibits and Schedules mentioned herein supersedes any other written and/or oral agreement that may have been made or entered into by the PURCHASERS and the SELLERS prior to the execution of this AGREEMENT relating to the matters contemplated herein. This AGREEMENT and such Exhibits and Schedules constitute the entire agreement by and between the parties hereto and such Exhibits and Schedules shall constitute an integrating part of this AGREEMENT. Any amendment to this AGREEMENT must be made in writing and signed by the parties, or their authorized representatives in order to be valid. This requirement shall also apply to the waiver of this written form requirement.

11.4 This AGREEMENT including all Exhibits and Schedules mentioned herein finally sets forth all claims, rights and obligations of the parties hereto with respect to the subject matter hereof. It is understood that neither party shall have any claims against the other party unless specified herein for whatever legal nature including but not limited to claims for damages or rescission of this AGREEMENT.


11.5 The parties hereto shall treat any confidential information disclosed in the course of the negotiations of this AGREEMENT as confidential whereby the term "confidential information" shall cover all facts and circumstances which are not publicly known, in particular trade and business secrets.

       The parties shall not disclose the terms of this AGREEMENT, in particular the purchase price stipulated herein to any third party that is not entitled to receive such information. Such disclosure may however be made to sub-participants in the SELLERS' SHARES, any direct or indirect shareholder of the PURCHASERS or to any third party providing any financing to or investment in the PURCHASERS or their affiliates and related parties, or to any professional advisors.

       The parties will endeavour to jointly agree on press releases relating to this AGREEMENT. The PURCHASERS shall have the right to release and file any information required by law.

       The confidentiality agreement dated 20 September 1996 between the COMPANY and Gleason Corporation shall remain in full force and effect until the EFFECTIVE DATE.

11.6 If any provision of this AGREEMENT is or becomes invalid this shall not affect the validity of the other provisions of this AGREEMENT. The parties hereto shall replace the invalid provision by such valid regulation which comes closest to the economic purpose of the invalid provision. The same shall apply to any gaps in this AGREEMENT necessary to carry out the intentions of the parties hereto.

11.7 This AGREEMENT shall be governed by the laws of the Federal Republic of Germany. All disputes arising in connection with this AGREEMENT shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce with a tribunal of three arbitrators, and conducted in the English language in London pursuant to the Arbitration Agreement between the parties hereto set forth in Exhibit II. In as far as the above Rules do not provide procedural regulations the German Code of Civil Procedure shall apply.

11.8 This AGREEMENT shall be binding on and inure to the benefit of the parties hereto, their successors and assigns.


12.    Contractual language

       This Agreement has been prepared in both English and German versions and the parties have agreed on the translations and have signed both versions. If, however, it is determined that there is any inconsistency between the English version and the German version, the German version will prevail.



/s/ Sabine La Due                     /s/ David J. Burns
Sabine La Due                         GW  Acquistion  Corp., represented
                                      by  David  Burns, who is entitled to
                                      represent GW Acquisition Corp. alone

/s/ Werner Wellhofer                  /s/ John B. Kodweis
Herman Pfauter                        Gleason Maschinenfabrik GmbH,
                                      represented by its managing director
                                      John Kodweis, who is entitled to
                                      represent Gleason Maschinenfabrik
                                      GmbH alone


/s/ Dorothea Konig                    /s/ John B. Kodweis
Dorothea Konig                        Gleason-Hurth Maschinen und
                                      Werkzeuge GmbH, represented
                                      by its managing director John Kodweis,
                                      who is entitled to represent Gleason-
                                      Hurth Maschinen und Werkzeuge
                                      GmbH alone


/s/ Werner Wellhofer
Michaela Evans



/s/ Werner Wellhofer
Carl Eric Steinbeck



/s/ Werner Wellhofer
Birgit Self




/s/ Werner Wellhofer
John Steinbeck



/s/ Georg Pfauter
Georg Pfauter



/s/ Hans Thummel
Dr. Ingeborg Reichelt-Pfauter




/s/ Hans Thummel
Sibylle Reichelt



/s/ Hans Thummel
Anna-Lisa Pfauter



/s/ Hans Thummel
Cornelia Pfauter


/s/ Dieter Reichelt
Robert Pfauter


/s/ Susanne Haindl
Susanne Haindl


/s/ Christina Baumer
Christina Baumer


/s/ Charlotte Wiese
Charlotte Wiese


/s/ Rosmarie Wiese
Rosmarie Wiese


/s/ Annemarie Doherty
Annemarie Doherty



/s/ Evamarie Albrecht
Evamarie Albrecht

/a/ Liselotte Weber
Liselotte Weber


/s/ Rose-Marie Gibbons
Rose-Marie Gibbons


Signatures of contracting parties


   Gleason Corporation, University Road 1000, Rochester, N.Y. agrees that effective from the EFFECTIVE DATE it will guarantee payment on first demand of the COMPANYS', the PURCHASERS' or their respective successors' or assigns' obligations pursuant to section 4.3.4. of the above AGREEMENT that the COMPANY, the PURCHASERS or their respective successors or assigns have failed to fulfill within a period of two weeks following the date on which they were due, if SELLERS demand to Gleason Corporation so states.




Rochester, 23 July 1997


/s/ David J. Burns
Gleason Corp.

                  Exhibits and Schedules to Agreement

     The following exhibits and schedules to the Agreement are not filed herewith, but the Company will furnish supplementally a copy of any such omitted exhibit or schedule to the Commission upon request:

      Exhibits 1,1 a, b, c, d, e and f - Powers of attorney

      Exhibits 2, 2 a, b and c - Powers of attorney

      Exhibits 3, 3 a, and b - Powers of attorney

      Exhibit 4 - Power of attorney

      Exhibit I - Escrow Agreement

      Exhibit II - Arbitration Agreement

      Schedule D - Jurisdictions in which licensed or qualified to do business, and entities in which own any interest

      Schedule E - Sub-participations

      Schedules to Disclosure Letter:

      Schedule 3.1.1 - Affiliate corporate documents

      Schedule 3.1.2 - Silent participation

      Schedule 3.1.4 - Payment of limited partnership contributions

      Schedule 3.1.5 - Financial statements

      Schedule 3.1.6 - Withdrawals, transactions outside the ordinary course, material changes

      Schedule 3.1.7 - Rights of third parties

      Schedule 3.1.8 - Real property

      Schedule 3.1.9 - Legal proceedings

      Schedule 3.1.10 - Tax

      Schedule 3.1.12 - Insurance policies

      Schedule 3.1.13 - Employee, pension, labor and consultancy matters

      Schedule 3.1.14 - Environmental

      Schedule 3.1.15 - Bank accounts, powers of attorney

      Schedule 3.1.17 - Largest customers

      Schedule 3.1.18 - Notices by principal suppliers

      Schedule 3.1.19 - Product liability claims

      Schedule 3.1.20 - Intellectual property

      Schedule 3.1.21 - Defaults; major contracts

      Schedule 3.1.22 - Loans and agreements